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Pricing Supplement No. 4, dated April 15, 1999        Filed under Rule 424(b)(5)
(To Prospectus dated January 6, 1996 and              Registration No. 333-76323
Prospectus Supplement dated March 6, 1996)

                        U.S. $30,000,000 Principal Amount

                            HOUGHTON MIFFLIN COMPANY

                                Medium-Term Notes
             Due from Nine Months to Thirty Years from Date of Issue
                               (Fixed Rate Notes)

Trade Date: April 15, 1999
Settlement Date (Issue Date): April 20, 1999
Maturity Date: December 3, 2001
Issue Price:  100%
Price to Issuer: 99.75%
Proceeds to Issuer:   $29,925,000
Interest Rate: 5.99% per annum
Interest Payment Dates:   June 1 and December 1, commencing June 1, 1999
Regular Record Dates:  May 15 and November 15
Redemption:   The notes cannot be redeemed prior to maturity
Name of Trustee: State Street Bank and Trust Company
Form of Note: Book-entry
CUSIP: 44156 QN S7

Plan of Distribution: These Medium-Term Notes are being distributed by J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc. (together, the "Agents"), at the Issue Price set forth above. The Agents will receive a selling commission equal to .25% of the principal amount of these Medium-Term Notes.

Houghton Mifflin has increased the aggregate principal amount of Medium-Term Notes that it is authorized to issue to $190,000,000 from $175,000,000. To date, including the Medium-Term Notes described by this Pricing Supplement, we have accepted $180,000,000 aggregate principal amount of offers to purchase Notes.